Exhibit 1
JOINT FILING AGREEMENT
     This Joint Filing Agreement (this “Agreement”) is entered into as of June 12, 2006 by and between NexGen Technologies, L.L.C., a limited liability company organized under the laws of the State of Maryland (“NexGen”), and David S. Oros, an individual United States citizen (“Oros”).
     NexGen and Oros hereby agree to jointly prepare and timely file (or otherwise deliver, as appropriate) all statements on Schedule 13D or amendments thereto (“13D Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of common shares, par value $.01 per share, of Aether Systems, Inc., and each of them mutually covenants to the other that they will fully cooperate with each other in the preparation and timely filing of all such 13D Filings.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above set forth.

NEXGEN TECHNOLOGIES, L.L.C.

By: /s/ DAVIS S. OROS

/s/ Davis S. Oros

Its: Managing Member

/s/ David S. Oros

David S. Oros